For additional information contact:

Paul B. Lazovick
Director of Investor Relations
609-896-7615

FOR IMMEDIATE RELEASE

PROPOSED ACQUISITION OF IMO'S
ELECTRO-OPTICAL SYSTEMS TERMINATED

Lawrenceville, NJ, December 22, 1994 - Imo Industries Inc. (NYSE - IMD) announced today that Texas Pacific Group has terminated its proposed acquisition of Imo's Electro-Optical Systems business. Texas Pacific Group stated that assurances that it would not be impacted after closing, as a result of pending investigations related to the business, were not forthcoming from various US government agencies by the contractually required date. Imo stated that the investigations have previously been publicly disclosed, and are not expected to have a material impact on the business in the future.

Donald K. Farrar, chairman and CEO of Imo, stated, "While we regret Texas Pacific Group's decision to terminate our contract, we intend to reopen discussions with other prospective buyers and expect to be successful in our plan to divest this business."

Mr. Farrar further noted that this decision by Texas Pacific Group did not affect the Company's previously announced agreements to divest its Turbomachinery and Analytical Instruments businesses. Both transactions are expected to close early in the first quarter of 1995.
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